Exhibit 99.1
ReGen Biologics Announces Incremental Bridge Financing
Hackensack, NJ — December 8, 2008 — ReGen Biologics (OTC: RGBO) (“ReGen”) announced today that it has completed a private placement of convertible notes resulting in gross proceeds of approximately $500,000. This incremental bridge financing (the “Financing”) follows the November 14, 2008 findings of the FDA Orthopaedic Advisory Panel that ReGen’s collagen scaffold device is as safe and effective as the predicate devices. The Financing is designed to enable the Company to operate through the expected timeframe required for a decision from the FDA on its 510(k) submission, following which the Company has in place a financing strategy designed to support launch of the collagen scaffold device in the U.S. should ReGen receive a favorable decision from the FDA.
Under the terms of the Financing, the Company sold approximately $500,000 in aggregate principal amount of unsecured convertible notes. The notes accrue interest at an annual rate of 8% and become due and payable on July 24, 2009. At the option of the holders, the notes may be converted into the common stock of the Company at a price of $3.00 per share. In connection with the Financing, the Company issued five year warrants equal to 25% of the shares of common stock into which the notes may convert, exercisable at a price of $0.20 per share.
About ReGen Biologics, Inc.:
ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s first approved product using its collagen scaffold technology is the Menaflex™ collagen meniscus implant, which is cleared for sale in Europe and other countries and marketed through ReGen’s European subsidiary, ReGen Biologics AG. ReGen is seeking FDA clearance in the U.S. for the Menaflex device through its collagen scaffold 510(k) submission. Visit www.regenbio.com and www.menaflex.com for more information.
This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s 2007 annual report on Form 10-K, its most recently issued quarterly report filed on Form 10-Q and additional filings with the SEC. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.
Contact:
Brion D. Umidi
Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com